FOR IMMEDIATE RELEASE	SYMBOL: TXMD
July 10, 2012	TRADED: OTCQB

THERAPEUTICSMD, INC. ANNOUNCES PLANS IN HORMONE THERAPY THAT CONCUR WITH THE RECENT JOINT STATEMENT FROM NAMS, ASRM AND THE ENDOCRINE SOCIETY

FOR IMMEDIATE RELEASE – July 10, 2012 – Boca Raton, FL – TherapeuticsMD™, Inc. [OTCQB: TXMD], parent company of vitaMedMD®, LLC ("vitaMedMD"), a specialty pharmaceutical company ("TherapeuticsMD" or the "Company"), announced today its plans to file up to three Investigational New Drug applications (“INDs”) with the U.S. Food and Drug Administration (“FDA”) this year and if accepted, will initiate Phase III clinical trials in the field of hormone therapy for menopausal women. During the same time period, the Company expects to file additional patents for these products.

Robert Finizio, the Company's Chief Executive Officer, stated, "We are excited at the clarity provided by the recent joint statement of agreement regarding the benefits of hormone therapy for symptomatic menopausal women issued by the leading medical societies devoted to the care of menopausal women. We believe the joint statement reaffirms the overall direction for the Company’s hormonal platform of providing women with treatment for their menopause symptoms." (The joint statement of agreement can be found on the NAMS website at www.menopause.org.)

About TherapeuticsMD

TherapeuticsMD is a specialty pharmaceutical company focused on creating safe and effective therapies exclusively for women. The Company’s branded OTC and pharmaceutical products are designed to improve the health and well-being of women from pregnancy through menopause.  vitaMedMD provides dietary supplements and healthcare products focused on improving women’s health, wellness, and quality of life. Questions may be directed to Daniel A. Cartwright, the Company's Chief Financial Officer, at (561) 961-1911. More information on TherapeuticsMD is available on its website at www.therapeuticsmd.com. More information on vitaMedMD and its products are available at www.vitamedmdrx.com and www.vitamedmd.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of TherapeuticsMD, Inc. Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws and include our plans to file up to three INDs, our initiation of Phase III clinical trials if the INDs are accepted by the FDA, our expectations to file additional patents for these products, and our beliefs regarding the joint statement’s reaffirmation of the overall direction of our Company’s hormonal platform. The forward-looking statements are subject to a number of risks and uncertainties including FDA and market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

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